United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                                                         Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-26687

                        GLOBAL FREIGHT INTEGRATORS, INC.
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             (Exact name of registrant as specified in its charter)

                             7025 E 1ST AVE, SUITE 5
                           SCOTTSDALE, ARIZONA 85251
                                  (480)945-1938
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                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                                     Common
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:


             Rule 12g-4(a)(1)(i) [X]            Rule 12h-3(b)(1)(i) [ ]
             Rule 12g-4(a)(1)(ii)[ ]            Rule 12h-3(b)(1)(ii)[ ]
             Rule 12g-4(a)(2)(i) [ ]            Rule 12h-3(b)(2)(i) [ ]
             Rule 12g-4(a)(2)(ii)[ ]            Rule 12h-3(b)(2)(ii)[ ]
                                                Rule 15d-6 -------- [ ]

                                      203
                                  -----------
Approximate number of holders of record as of the certification or notice date


Pursuant to the requirements of the Securities Exchange Act of 1934, LIVE GLOBAL BID, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 30, 2004

By: /s/ Jamie Kerr
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        Jamie Kerr, Secretary